Cova Financial Services Life Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101




ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The term "Contract" also refers to a Policy or Certificate. The effective date of this Endorsement is February 5, 2001.

On the effective date the name of the Company shall be changed to MetLife Investors Insurance Company.

All other terms and conditions of the Contract remain unchanged.

Cova Financial Services Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.



CL-4434 (12/00)